Exhibit 99.1

6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland 21046
Telephone 443-285-5400
Facsimile 443-285-7650
www.copt.com
NYSE: OFC

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Mary Ellen Fowler
Senior Vice President and Treasurer
443-285-5450
maryellen.fowler@copt.com

CORPORATE OFFICE PROPERTIES TRUST

REPORTS 2009 YEAR END RESULTS

COLUMBIA, MD February 10, 2010 — Corporate Office Properties Trust (COPT) (NYSE: OFC) announced today financial and operating results for the full year and quarter ended December 31, 2009.

Shareholder Return

The Company’s shareholders earned a total return of 25% for the year 2009. For the past ten years, the Company’s shareholders earned a total return of 693%, the second highest ten year return among all equity REITs based on numbers compiled by NAREIT as of December 31, 2009.

2009 Highlights

•                  5% increase in Diluted Funds from Operations (“Diluted FFO”) per share excluding non-comparable items to $2.49 for the year ended 2009 from $2.38 for 2008. Excluded from 2009 were operating property acquisition costs which under prior accounting rules would have been capitalized. Excluded from 2008 was a gain on early extinguishment of debt upon the repurchase of exchangeable notes. Including these items, we reported 2009 diluted FFO per share of $2.46 and 2008 diluted FFO per share of $2.52.

•                  8% decrease in diluted earnings per share (“Diluted EPS”) to $.70 for the year ended 2009 as compared to $.76 per diluted share for the year ended 2008.

•                  18% increase in diluted Adjusted Funds from Operations (“AFFO”) to $117.9 million for the year ended 2009 as compared to $100.1 million for the year ended 2008.

•                  63% Diluted FFO payout ratio and 81% Diluted AFFO payout ratio for the year.

•                  1.1 million square feet under construction that is 54% leased as of February 5, 2010.

•                  759,000 square feet in 10 development properties placed into service for the year.

•                  90.7% occupied and 91.3% leased for our wholly-owned portfolio as of December 31, 2009.

•                  73% renewal rate on expiring leases for the year, representing approximately 1.8 million square feet renewed with an average capital cost of $7.76 per square foot. Total rent on renewed space increased 4% on a straight-line basis, as measured from the straight-line rent in effect preceding the renewal date and decreased 3% on a cash basis.

•                  5% increase in same office property cash NOI for the year, including gross lease termination fees. Excluding gross lease termination fees, same office property cash NOI increased 3% for the year. The Company’s same office portfolio for the year ended December 31, 2009 represents 83% of the rentable square feet of its consolidated portfolio and consists of 220 properties.

•                  5.4% increase of quarterly common cash dividend in September 2009.

“The Company continued to perform well in 2009 despite a challenging economic environment. We had FFO growth and positive same office results along with opportunistic acquisitions,” stated Randall M. Griffin, President and Chief Executive Officer, Corporate Office Properties Trust. “Importantly, our development activity continues to be entirely focused on our super core clients — the U.S. Government and Defense Information Technology tenants. As expected, we are starting to see an acceleration in demand due to BRAC and the Cyber Initiative, which should help position us for an earlier rebound from the impacts of the recession,” he stated.

Financial Ratios

As of December 31, 2009, the Company had a total market capitalization of $4.6 billion, with $2.1 billion in debt outstanding, equating to a 45% debt-to-total market capitalization ratio.

As of December 31, 2009, the Company’s weighted average interest rate was 5% and the Company had 75% of the total debt subject to fixed interest rates.

For the year 2009, the Company’s EBITDA to interest expense coverage ratio was 3.27x, and the EBITDA fixed charge coverage ratio was 2.69x.

Reconciliations of non-GAAP measures to the most directly comparable GAAP measures are included in the tables that follow the text of this press release.

Operating Results

At December 31, 2009, the Company’s wholly-owned portfolio of 249 office properties totaled 19.1 million square feet. The weighted average remaining lease term for the portfolio was 4.8 years and the average rental rate (including tenant reimbursements) was $24.63 per square foot.

For the year, 2.2 million square feet was renewed and retenanted. Total straight-line rent for renewed and retenanted space increased 2% and total rent on a cash basis decreased 6%. The average committed cost for renewed and retenanted space was $9.17 per square foot.

For the quarter ended December 31, 2009, 408,000 square feet was renewed equating to a 79% renewal rate, at an average committed cost of $13.12 per square foot. Total rent on renewed space increased 5% on a straight-line basis, as measured from the straight-line rent in effect preceding the renewal date and decreased 4% on a cash basis. For renewed and retenanted space of 509,000 square feet, total straight-line rent increased 3% and total rent on a cash basis decreased 6%. The average committed cost for renewed and retenanted space was $14.14 per square foot.

The Company recognized lease termination fees of $4.6 million, net of write-offs of related straight-line rents and accretion of intangible assets and liabilities for the year ended December 31, 2009, as compared to $481,000 for the year ended December 31, 2008.

Development Activity

At December 31, 2009, the Company had 2.4 million square feet under construction, development and redevelopment for a total projected cost of $476.9 million.

The Company’s land inventory (wholly-owned and joint venture) at December 31, 2009 totaled 1,818 acres that can support 16.6 million square feet of development.

Acquisition Activity

For 2009, the Company acquired 697,000 square feet for $172.5 million that included:

•                  61,000 square foot building and adjacent land that can support approximately 90,000 square feet of additional development for $12.5 million, located at 12515 Academy Ridge in Colorado Springs, Colorado. The building is 100% leased long term to Real Time Logic, Inc., a wholly owned subsidiary of Integral Systems, Inc.

•                  474,000 square foot office tower, a parking lot, a utility distribution center, four waterfront lots and riparian rights for $123.2 million, all part of the Canton Crossing planned unit development in Baltimore, Maryland. The office tower was 90% leased on the date of acquisition.

•                  162,000 square foot building and a 0.9 acre adjacent land parcel for $38.0 million, located at 1550 West Nursery Road in Linthicum, Maryland. The building is 100% leased long term to Northrop Grumman Corporation.

Financing and Capital Transactions

The Company executed the following transactions during the year:

•                  Issued approximately 3.0 million common shares in an underwritten public offering made in conjunction with the Company’s inclusion in the S&P MidCap 400 Index on April 1, 2009. The shares were issued at a public offering price of $24.35 per share for net proceeds after underwriting discounts but before offering expenses of $72.1 million. The net proceeds were used to pay down the Company’s Revolving Credit Facility and for general corporate purposes.

•                  Closed on the following borrowings, using the proceeds primarily to repay maturing debt and pay down its Revolving Credit Facility:

•                  a $23.4 million joint venture construction loan with a two-year term and the right to extend for an additional year that carries interest at LIBOR plus 2.75%.

•                  a $50.0 million secured loan with a five-year term that carries interest at LIBOR plus 3.0% (subject to a LIBOR floor of 2.5%).

•                  a $90.0 million secured loan with a five-year term that carries interest at 7.25%.

•                  a $185.0 million secured loan with a seven-year term that carries interest at 7.25%.

Subsequent Events

The Company executed the following leases subsequent to quarter end.

•                  125,000 square foot building located at 324 Sentinel Way in Annapolis Junction, Maryland. The building is 100% leased, long-term.

•                  250,000 square feet in 2 buildings located at 8000 and 8030 Potranco Road in San Antonio, Texas. The buildings are 100% leased, long-term.

Conference Call

The Company will hold an investor/analyst conference call:

Conference Call (within the United States)

Date:	Thursday, February 11, 2010

Time:	10:00 a.m. Eastern Time

Telephone Number:	888-679-8033

Passcode:	10883637

Conference Call (outside the United States)

Date:	Thursday, February 11, 2010

Time:	10:00 a.m. Eastern Time

Telephone Number:	617-213-4846

Passcode:	10883637

Please use the following link to pre-register and view important information about this conference call. Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the conference. Pre-registration only takes a few moments and you may pre-register at anytime, including up to and after the call start time. To pre-register, please click on the below link:

https://www.theconferencingservice.com/prereg/key.process?key=PXUDU6UW7

You may also pre-register in the Investor Relations section of the Company’s website at www.copt.com. Alternatively, you may be placed into the call by an operator by calling the number provided above at least 5 to 10 minutes before the start of the call. A replay of this call will be available beginning Thursday, February 11 at 2:00 p.m. Eastern Time through Thursday, February 25 at midnight Eastern Time. To access the replay within in the United States, please call 888-286-8010 and use passcode 38751918. To access the replay outside the United States, please call 617-801-6888 and use passcode 38751918.

The conference call will also be available via live webcast in the Investor Relations section of the Company’s website at www.copt.com. A replay of the conference call will be immediately available via webcast in the Investor Relations section of the Company’s website.

Definitions

Please refer to our Form 8-K or our website (www.copt.com) for definitions of certain terms used in this press release. Reconciliations of non-GAAP measures to the most directly comparable GAAP measures are included in the attached tables.

Company Information

Corporate Office Properties Trust (COPT) (NYSE: OFC) is a specialty office real estate investment trust (REIT) that focuses on strategic customer relationships and specialized tenant requirements in the U.S. Government, Defense Information Technology and Data sectors. The Company acquires, develops, manages and leases properties which are typically concentrated in large office parks primarily located adjacent to government demand drivers and/or in growth corridors. As of December 31, 2009, the Company owned 269 office and data properties totaling 20.2 million rentable square feet, which includes 20 properties totaling 1.1 million square feet held through joint ventures. The Company’s portfolio primarily consists of technically sophisticated buildings in visually appealing settings that are environmentally sensitive, sustainable and meet unique customer requirements. COPT is an S&P MidCap 400 company and more information can be found at www.copt.com.

Forward-Looking Information

This press release may contain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on the Company’s current expectations, estimates and projections about future events and financial trends affecting the Company.  Forward-looking statements can be identified by the use of words such as “may”, “will”, “should”, “expect”, “estimate” or other comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate.  Accordingly, the Company can give no assurance that these expectations, estimates and projections will be achieved.  Future events and actual results may differ materially from those discussed in the forward-looking statements.

Important factors that may affect these expectations, estimates, and projections include, but are not limited to:

•                  the Company’s ability to borrow on  favorable terms;

•                  general economic and business conditions, which will, among other things, affect office property demand and rents, tenant creditworthiness, interest rates and financing availability;

•                  adverse changes in the real estate markets including, among other things, increased competition with other companies;

•                  risk of real estate acquisition and development, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development or operating costs may be greater than anticipated;

•                  risks of investing through joint venture structures, including risks that the Company’s joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with the Company’s objectives;

•                  our ability to satisfy and operate effectively under federal income tax rules relating to real estate investment trusts and partnerships;

•                  governmental actions and initiatives; and

•                  environmental requirements.

The Company undertakes no obligation to update or supplement any forward-looking statements.  For further information, please refer to the Company’s filings with the Securities and Exchange Commission, particularly the section entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Corporate Office Properties Trust

Summary Financial Data

(unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues
Real estate revenues	$108,850	$102,961	$424,432	$397,220
Service operations revenues	69,553	65,345	343,087	188,385
Total revenues	178,403	168,306	767,519	585,605
Expenses
Property operating expenses	42,604	36,766	157,314	141,052
Depreciation and other amortization associated with real estate operations	27,281	27,094	108,609	101,937
Service operations expenses	68,230	64,052	336,519	184,142
General and administrative expenses	5,965	6,488	23,240	24,096
Business development expenses	2,149	769	3,699	1,233
Total operating expenses	146,229	135,169	629,381	452,460
Operating income	32,174	33,137	138,138	133,145
Interest expense	(23,278)	(21,201)	(82,208)	(86,414)
Interest and other income	215	1,146	5,164	2,070
Gain on early extinguishment of debt	—	8,101	—	8,101
Income from continuing operations before equity in income (loss) of unconsolidated entities and income taxes	9,111	21,183	61,094	56,902
Equity in income (loss) of unconsolidated entities	134	20	(941)	(147)
Income tax expense	(27)	(99)	(196)	(201)
Income from continuing operations	9,218	21,104	59,957	56,554
Discontinued operations, net of income taxes	328	333	1,342	3,658
Income before gain on sales of real estate	9,546	21,437	61,299	60,212
Gain on sales of real estate, net of income taxes	—	—	—	1,104
Net income	9,546	21,437	61,299	61,316
Less net income attributable to noncontrolling interests
Common units in the Operating Partnership	(463)	(2,389)	(4,495)	(6,519)
Preferred units in the Operating Partnership	(165)	(165)	(660)	(660)
Other	170	(40)	185	(172)
Net income attributable to COPT	9,088	18,843	56,329	53,965
Preferred share dividends	(4,026)	(4,026)	(16,102)	(16,102)
Net income attributable to COPT common shareholders	$5,062	$14,817	$40,227	$37,863

Earnings per share “EPS” computation:
Numerator for diluted EPS:
Net income available to common shareholders	$5,062	$14,817	$40,227	$37,863
Amount allocable to restricted shares	(247)	(200)	(1,010)	(728)
Numerator for diluted EPS	4,815	14,617	39,217	37,135

Denominator:
Weighted average common shares - basic	57,604	51,120	55,930	48,132
Dilutive effect of stock option awards	413	567	477	688
Weighted average common shares - diluted	58,017	51,687	56,407	48,820

Diluted EPS	$0.08	$0.28	$0.70	$0.76

Corporate Office Properties Trust

Summary  Financial Data

(unaudited)

(Amounts in thousands, except per share data and ratios)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Net income	$9,546	$21,437	$61,299	$61,316
Add: Real estate-related depreciation and amortization	27,475	27,290	109,386	102,772
Add: Depreciation and amortization on unconsolidated real estate entities	159	159	640	648
Less: Gain on sales of operating properties, net of income taxes	—	—	—	(2,630)
Funds from operations (“FFO”)	37,180	48,886	171,325	162,106
Less: Noncontrolling interests - preferred units in the Operating Partnership	(165)	(165)	(660)	(660)
Less: Noncontrolling interests - other consolidated entities	170	(40)	185	(172)
Less: Preferred share dividends	(4,026)	(4,026)	(16,102)	(16,102)
Less: Depreciation and amortization allocable to noncontrolling interests in other consolidated entities	(242)	(72)	(493)	(270)
Less: Basic and diluted FFO allocable to restricted shares	(331)	(407)	(1,629)	(1,310)
Basic and diluted FFO available to common share and common unit holders (“Basic and diluted FFO”)	32,586	44,176	152,626	143,592
Less: Straight-line rent adjustments	1,676	(1,927)	(3,847)	(10,211)
Less: Amortization of deferred market rental revenue	(679)	(606)	(2,126)	(2,064)
Less: Recurring capital expenditures	(13,900)	(8,682)	(31,738)	(26,293)
Add: Amortization of discount on Exchangeable Senior Notes, net of amounts capitalized	772	778	2,955	3,224
Less: Gain on early extinguishment of debt	—	(8,101)	—	(8,101)
Diluted adjusted funds from operations available to common share and common unit holders (“Diluted AFFO”)	$20,455	$25,638	$117,870	$100,147

Weighted average shares
Weighted average common shares	57,604	51,120	55,930	48,132
Conversion of weighted average common units	5,078	7,993	5,717	8,107
Weighted average common shares/units - basic FFO per share	62,682	59,113	61,647	56,239
Dilutive effect of share-based compensation awards	413	567	477	688
Weighted average common shares/units - diluted FFO per share	63,095	59,680	62,124	56,927

Diluted FFO per share	$0.52	$0.74	$2.46	$2.52
Diluted FFO per share, excluding operating property acquisition costs and gain on early extinguishment of debt	$0.55	$0.61	$2.49	$2.38
Dividends/distributions per common share/unit	$0.3925	$0.3725	$1.5300	$1.4250
Earnings payout ratio	452.1%	130.1%	217.8%	187.1%
Diluted FFO payout ratio	76.3%	50.3%	62.6%	57.3%
Diluted AFFO payout ratio	121.6%	86.7%	81.1%	82.2%
EBITDA interest coverage ratio	2.75x	3.49x	3.27x	3.06x
EBITDA fixed charge coverage ratio	2.31x	2.89x	2.69x	2.54x

Reconciliation of denominators for diluted EPS and diluted FFO per share
Denominator for diluted EPS	58,017	51,687	56,407	48,820
Weighted average common units	5,078	7,993	5,717	8,107
Denominator for diluted FFO per share	63,095	59,680	62,124	56,927

Corporate Office Properties Trust

Summary Financial Data

(unaudited)

(Dollars and shares in thousands, except per share data)

	December 31,	December 31,
	2009	2008
Balance Sheet Data (in thousands) (as of period end)
Properties, net of accumulated depreciation	$3,029,900	$2,778,466
Total assets	3,380,022	3,114,239
Debt	2,053,841	1,856,751
Total liabilities	2,259,390	2,031,816
Beneficiaries’ equity	1,120,632	1,082,423

Debt to total assets	60.8%	59.6%
Debt to undepreciated book value of real estate assets	57.8%	57.8%
Debt to total market capitalization	44.6%	47.4%

Property Data (wholly owned properties) (as of period end)
Number of operating properties owned	249	238
Total net rentable square feet owned (in thousands)	19,101	18,462
Occupancy	90.7%	93.2%

Reconciliation of denominator for debt to total assets to denominator for debt to undepreciated book value of real estate assets
Denominator for debt to total assets	$3,380,022	$3,114,239
Assets other than assets included in properties, net	(350,122)	(335,773)
Accumulated depreciation on real estate assets	422,612	343,110
Intangible assets on real estate acquisitions, net	100,671	91,848
Denominator for debt to undepreciated book value of real estate assets	$3,553,183	$3,213,424

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Reconciliation of tenant improvements and incentives, capital improvements and leasing costs for operating properties to recurring capital expenditures
Total tenant improvements and incentives on operating properties	$2,426	$5,472	$14,030	$20,355
Total capital improvements on operating properties	9,408	4,434	16,171	11,261
Total leasing costs on operating properties	2,801	1,269	7,232	4,033
Less: Nonrecurring tenant improvements and incentives on operating properties	(851)	(1,615)	(3,631)	(5,692)
Less: Nonrecurring capital improvements on operating properties	(117)	(836)	(1,457)	(3,503)
Less: Nonrecurring leasing costs incurred on operating properties	(186)	(49)	(1,102)	(318)
Add: Recurring capital expenditures on operating properties held through joint ventures	419	7	495	157
Recurring capital expenditures	$13,900	$8,682	$31,738	$26,293

Corporate Office Properties Trust

Summary Financial Data

(unaudited)

(Dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Reconciliation of dividends for earnings payout ratio to dividends and distributions for FFO & AFFO payout ratio
Common share dividends for earnings payout ratio	$22,884	$19,283	$87,596	$70,836
Common unit distributions	1,988	2,946	7,962	11,510
Dividends and distributions for FFO & AFFO payout ratio	$24,872	$22,229	$95,558	$82,346

Reconciliation of diluted FFO to diluted FFO available to common share and common unit holders, excluding operating property acquisition costs and gain on early extinguishment of debt
Diluted FFO	$32,586	$44,176	$152,626	$143,592
Operating property acquisition costs	1,967	—	1,967	—
Gain on early extinguishment of debt	—	(8,101)	—	(8,101)
Gain on early extinguishment of debt allocable to restricted shares	—	75	—	75
Diluted FFO available to common share and common unit holders, excluding operating property acquisition costs and gain on early extinguishment of debt	$34,553	$36,150	$154,593	$135,566

Reconciliation of GAAP net income to earnings before interest, income taxes, depreciation and amortization (“EBITDA”)
Net income	$9,546	$21,437	$61,299	$61,316
Interest expense on continuing operations	23,278	21,201	82,208	86,414
Interest expense on discontinued operations	54	89	212	507
Income tax expense	27	99	196	779
Real estate-related depreciation and amortization	27,475	27,290	109,386	102,772
Depreciation of furniture, fixtures and equipment	676	548	2,425	2,196
EBITDA	$61,056	$70,664	$255,726	$253,984

Reconciliation of interest expense from continuing operations to the denominators for interest coverage-EBITDA and fixed charge coverage-EBITDA
Interest expense from continuing operations	$23,278	$21,201	$82,208	$86,414
Interest expense from discontinued operations	54	89	212	507
Less: Amortization of deferred financing costs	(1,125)	(1,038)	(4,214)	(3,843)
Denominator for interest coverage-EBITDA	22,207	20,252	78,206	83,078
Preferred share dividends	4,026	4,026	16,102	16,102
Preferred unit distributions	165	165	660	660
Denominator for fixed charge coverage-EBITDA	$26,398	$24,443	$94,968	$99,840

Reconciliation of same property net operating income to same office property cash net operating income and same office property cash net operating income, excluding gross lease termination fees
Same office property net operating income	$62,384	$63,540	$239,070	$234,579
Less: Straight-line rent adjustments	767	(2,064)	(948)	(8,186)
Less: Amortization of deferred market rental revenue	(580)	(532)	(1,429)	(1,554)
Same office property cash net operating income	$62,571	$60,944	$236,693	$224,839
Less: Lease termination fees, gross	(347)	(201)	(5,531)	(569)
Same office property cash net operating income, excluding gross lease termination fees	$62,224	$60,743	$231,162	$224,270

Top Twenty Office Tenants of Wholly Owned Properties as of December 31, 2009 (1)

(Dollars in thousands)

			Percentage of	Total	Percentage	Weighted
		Total	Total	Annualized	of Total	Average
	Number of	Occupied	Occupied	Rental	Annualized Rental	Remaining
Tenant	Leases	Square Feet	Square Feet	Revenue (2) (3)	Revenue	Lease Term (4)

United States of America (5)	69	2,673,290	15.4%	79,268	18.6%	6.0
Northrop Grumman Corporation (6)	17	1,302,589	7.5%	33,676	7.9%	7.1
Booz Allen Hamilton, Inc.	10	742,116	4.3%	21,626	5.1%	5.5
Computer Sciences Corporation (6)	3	454,986	2.6%	12,475	2.9%	1.6
General Dynamics Corporation (6)	10	299,153	1.7%	8,302	1.9%	1.0
L-3 Communications Holdings, Inc. (6)	5	266,943	1.5%	7,759	1.8%	4.2
Wells Fargo & Company (6)	6	215,673	1.2%	7,648	1.8%	8.4
The Aerospace Corporation (6)	3	247,253	1.4%	7,629	1.8%	5.1
ITT Corporation (6)	8	305,689	1.8%	7,223	1.7%	4.8
CareFirst, Inc.	2	211,972	1.2%	6,737	1.6%	6.7
Comcast Corporation (6)	8	309,823	1.8%	6,065	1.4%	3.7
Integral Systems, Inc. (6)	4	241,610	1.4%	6,062	1.4%	10.1
AT&T Corporation (6)	6	307,313	1.8%	5,931	1.4%	3.5
The Boeing Company (6)	4	150,768	0.9%	4,704	1.1%	3.7
Unisys Corporation	2	258,498	1.5%	4,631	1.1%	9.5
Ciena Corporation	4	229,842	1.3%	4,391	1.0%	3.4
The Johns Hopkins Institutions (6)	5	139,295	0.8%	3,584	0.8%	5.6
BAE Systems PLC (6)	7	211,805	1.2%	3,243	0.8%	6.8
Merck & Co., Inc. (6)	2	225,900	1.3%	2,777	0.7%	2.9
Lockheed Martin Corporation	6	145,067	0.8%	2,723	0.6%	2.6

Subtotal Top 20 Office Tenants	181	8,939,585	51.6%	236,454	55.4%	5.5
All remaining tenants	711	8,383,059	48.4%	190,144	44.6%	3.8
Total/Weighted Average	892	17,322,644	100.0%	$426,598	100.0%	4.8

(1)   Table excludes owner occupied leasing activity which represents 164,205 square feet with total annualized rental revenue of $3,847 and a weighted average remaining lease term of 5.6 years as of  December 31, 2009.

(2)   Total Annualized Rental Revenue is the monthly contractual base rent as of December 31, 2009, multiplied by 12, plus the estimated annualized expense reimbursements under existing office leases.

(3)   Order of tenants is based on Annualized Rent.

(4)   The weighting of the lease term was computed using Total Rental Revenue.

(5)   Many of our government leases are subject to early termination provisions which are customary to government leases. The weighted average remaining lease term was computed assuming no exercise of such early termination rights.

(6)   Includes affiliated organizations or agencies.